Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Per Share Net Income and Record

Core Operating Income of $7.30 and $7.66, Respectively, Up 4.4%

and 0.8%; Consolidated Net Premiums Written of $15.1 Billion, Up

1.9%, with P&C and Life Insurance Up 1.9% and 1.4%; P&C Combined

Ratio of 84.1%;

Record Year-to-Date Per Share Net Income and Core Operating

Income of $20.46 and $21.94, Up 16.2% and 24.5%, Respectively;

Annualized Return on Equity (ROE) of 14.5% and Core Operating

ROE of 14.6%

●

Net income was $2.84 billion, up 1.5%, and core operating income was $2.98 billion, down 2.2%. For the nine months, net income and core operating income were a record $8.02 billion and $8.60 billion, respectively, up 12.9% and 21.0%.

●	P&C net premiums written were $13.18 billion, up 1.9%.

●	North America Commercial was down 2.7%, or up 1.7% excluding large account property including E&S and financial lines underwriting related exposure changes including additional reinsurance.

●	North America Personal was up 5.3%.

●	North America Agriculture was up 5.1%.

●

Overseas General was up 6.7%, or 5.2% in constant dollars. Consumer insurance was up 7.2% and commercial insurance was up 6.3%; Latin America, Asia and Europe were up 11.7%, 7.5% and 6.8%, respectively.

●

P&C underwriting income was $2.06 billion, with a combined ratio of 84.1%. P&C current accident year underwriting income excluding catastrophe losses was $2.26 billion, up 3.3%, with a combined ratio of 82.6%. For the nine months, P&C underwriting income was $5.79 billion, up 33.7%, and was $6.39 billion, up 6.1%, on a current accident year excluding catastrophe losses basis. Both were records.

●	Total pre-tax net catastrophe losses were $705 million compared with $285 million in the prior year.

●	Total pre-tax favorable prior period development was $511 million compared with $361 million in the prior year.

●

Life Insurance net premiums written were $1.96 billion, up 1.4%, or 3.7% in constant dollars. International life insurance net premiums written and deposits collected were $2.44 billion, up 15.7%, or 18.6% in constant dollars. Life Insurance segment income was $369 million, up 11.4%, or 14.7% in constant dollars, with International Life income up 7.0%, or 10.9% in constant dollars. For the nine months, Life Insurance segment income was $1.03 billion, up 9.3%, or 10.0% in constant dollars, with International Life income up 10.8%, or 11.8% in constant dollars.

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●	Pre-tax net investment income was $1.79 billion, up 8.6%, and adjusted net investment income was $1.89 billion, up 6.3%. Both were records.

●	Annualized return on equity (ROE) was 15.3%. Annualized core operating return on tangible equity (ROTE) was 21.6% and annualized core operating ROE was 14.9%.

●	Book value and tangible book value per share increased 5.1% and 5.7%, respectively, from September 30, 2025. Tangible book value per share excluding AOCI was up 15.4% over the same period.

ZURICH – October 20, 2026 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2026 of $2.84 billion, or $7.30 per share, and core operating income of $2.98 billion, or $7.66 per share. Book value per share and tangible book value per share increased by 5.1% and 5.7%, respectively, from September 30, 2025 and now stand at $191.43 and $126.96. For the last three months, book value was unfavorably impacted by after-tax net realized and unrealized losses of $4.48 billion in Chubb’s investment portfolio, partially offset by $551 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased by 11.1% and 15.4% from September 30, 2025.

Effective Q3 2026, segment income and core operating income have been redefined to exclude intangible amortization expenses related to purchased intangibles other than long-term distribution agreements. Refer to “Regulation G – Non-GAAP Financial Measures” in this press release and the Table of Contents page in the Q3 2026 Chubb Limited Financial Supplement for additional information. Prior-period results have been restated to reflect these changes.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2026	2025	Change	2026	2025	Change
Net income	$2,844	$2,801	1.5%	$7.30	$6.99	4.4%
Adjusted net realized (gains) losses, net of tax	94	48	95.8%	0.25	0.12	108.3%
Integration expenses and severance, net of tax	8	1	NM	0.02	-	NM
Market risk benefits (gains) losses, net of tax	55	120	(54.2)%	0.14	0.30	(53.3)%
Amortization of deferred tax asset from Bermuda law	(60)	36	NM	(0.15)	0.09	NM
Amortization of fair value adjustments, net of tax	39	42	(7.1)%	0.10	0.10	-
Core operating income, net of tax	$2,980	$3,048	(2.2)%	$7.66	$7.60	0.8%

Annualized return on equity (ROE)	15.3%	15.9%
Core operating return on tangible equity (ROTE)	21.6%	24.8%
Core operating ROE	14.9%	16.6%

For the nine months ended September 30, 2026, net income was $8.02 billion, or $20.46 per share, and core operating income was $8.60 billion, or $21.94 per share. Book value per share and tangible book value per share increased by 1.5% and 0.6%, from December 31, 2025. For the last nine months, book value was unfavorably impacted by after-tax net realized and unrealized losses of $6.03 billion in Chubb’s investment portfolio, partially offset by $643 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased by 7.4% and 10.1%, from December 31, 2025.

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Chubb Limited News Release

Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)

	2026	2025	Change	2026	2025	Change
Net income	$8,018	$7,100	12.9%	$20.46	$17.61	16.2%
Adjusted net realized (gains) losses, net of tax	396	(428)	NM	1.02	(1.06)	NM
Integration expenses and severance, net of tax	21	3	NM	0.05	0.01	NM
Market risk benefits (gains) losses, net of tax	39	213	(81.7)%	0.10	0.53	(81.1)%
Amortization of deferred tax asset from Bermuda law	4	91	(95.6)%	0.01	0.22	(95.5)%
Amortization of fair value adjustments, net of tax	119	127	(6.3)%	0.30	0.31	(3.2)%
Core operating income, net of tax	$8,597	$7,106	21.0%	$21.94	$17.62	24.5%

Annualized return on equity (ROE)	14.5%	13.9%
Core operating return on tangible equity (ROTE)	21.2%	19.9%
Core operating ROE	14.6%	13.2%

For the nine months ended September 30, 2026 and 2025, the tax expenses (benefits) related to the table above were $6 million and $47 million, respectively for adjusted net realized gains and losses; $(7) million and nil for integration expenses and severance; $(7) million and $(38) million for market risk benefits gains and losses; $(33) million and $(36) million for amortization of fair value adjustments; and $2.09 billion and $1.75 billion for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had a really strong quarter with strong contributions from all of our businesses. Our diversification is highly supportive of growth and sustained margins which speak to our underwriting discipline, a hallmark of our company.

“P&C underwriting, investment and life income results led to core operating earnings of $2.98 billion, or $7.66 per share. Due to particularly light CAT losses last year, earnings are down 2% and up 1% per share from 2025. For the first nine months of the year, which is a more meaningful perspective, core operating income is a record $8.6 billion, or $21.94 per share, up 21% and 24.5%, respectively, from the prior year.

“Annualized core operating return on tangible equity is 21.6% and core operating ROE is 14.9%. Tangible book value per share is up 5.7% from the prior year. This was impacted by the mark-to-market due to higher interest rates. Adjusting for AOCI, tangible book value per share increased 15.4%.

“For the quarter, P&C underwriting income is $2.1 billion, which led to a combined ratio of 84.1%, and on a current accident year ex-CAT basis, our combined ratio is 82.6%, simply excellent. Year-to-date underwriting income of $5.8 billion is up nearly 34% from 2025.

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Chubb Limited News Release

“On the investment side of our business, adjusted net investment income is a record $1.9 billion, supported by rising interest rates and an excellent fixed-income investment environment, which we have been anticipating for some time, given government deficits and the capital investment cycle. On the alternative asset side, as publicly announced in the quarter, Strategic Holdings, our holding company partnership with KKR, agreed to sell our investment in USI Insurance Services to Aon, which is expected to result in a realized gain of $460 million on an investment of $740 million.

“While the market continues to grow more competitive in commercial P&C across the board, particularly in the U.S. and London, the substantial majority of our underwriting businesses grew in the quarter, with the balance flat or purposely shrinking due to inadequate pricing or terms.

“We are benefiting from our diversification. Overseas General grew 6.7%, with Latin America up 11.7%, Asia up 7.5% and Europe up about 7%. North America personal lines was up 5.3% and agriculture was up 5.1%. North America commercial was down 2.7%, impacted by a reduction in exposure, including increased use of reinsurance and underwriting related non-renewal actions, predominantly property and financial lines-related. I fully expect North America commercial growth to improve in future quarters.

“Our deep local presence and capabilities globally, our large and growing invested asset along with rising interest rates, and operating discipline provide us continued growth opportunities and sustainability of value creation. I am confident in our ability to continue to outperform and to generate strong growth in operating earnings and EPS and, most important, double-digit growth in tangible book value.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2026 were as follows:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2026	2025	Change
Consolidated
Net premiums written (increase of 1.8% in constant dollars)	$15,143	$14,866	1.9%

P&C
Net premiums written (increase of 1.6% in constant dollars)	$13,183	$12,934	1.9%
Underwriting income	$2,061	$2,259	(8.8)%
Combined ratio	84.1%	81.8%
Current accident year underwriting income excluding catastrophe losses (CATs)	$2,255	$2,183	3.3%
Current accident year combined ratio excluding CATs	82.6%	82.5%

Global P&C (excludes Agriculture)
Net premiums written (increase of 1.1% in constant dollars)	$11,651	$11,476	1.5%
Underwriting income	$1,894	$2,079	(8.9)%
Combined ratio	83.4%	81.0%
Current accident year underwriting income excluding CATs	$2,085	$2,029	2.7%
Current accident year combined ratio excluding CATs	81.8%	81.6%

Life Insurance
Net premiums written (increase of 3.7% in constant dollars)	$1,960	$1,932	1.4%
Segment income (increase of 14.7% in constant dollars)	$369	$332	11.4%

●	Consolidated net premiums earned increased 3.9%, or 4.0% in constant dollars. P&C net premiums earned increased 4.3%, or 4.0% in constant dollars.

●	Operating cash flow was $6.07 billion and adjusted operating cash flow was $5.55 billion. Both were records.

●

Total capital returned to shareholders in the quarter was $1.57 billion, comprising share repurchases of $1.18 billion at an average purchase price of $344.32 per share and dividends of $393 million. Total capital returned to shareholders for the nine months was $4.47 billion, comprising share repurchases of $3.30 billion at an average purchase price of $332.33 per share and dividends of $1.17 billion.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2026 are presented below:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2026	2025	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$8,953	$8,935	0.2%
Combined ratio	81.3%	79.2%
Current accident year combined ratio excluding CATs	80.7%	80.6%

North America Commercial P&C Insurance
Net premiums written (increase of 1.7% excluding large account property including E&S and financial lines underwriting related exposure changes including additional reinsurance)	$5,512	$5,663	(2.7)%
Major accounts retail and excess and surplus (E&S) wholesale (increase of 1.2% excluding large account property including E&S and financial lines underwriting related exposure changes including additional reinsurance)	$3,210	$3,379	(5.0)%
Middle market and small commercial (with P&C lines up 2.6%, or up 4.0% excluding workers’ compensation payroll-related premium adjustments (1), and financial lines down 5.9%, or up 1.8% adjusting for underwriting related exposure changes including additional reinsurance)	$2,302	$2,284	0.8%
Combined ratio	86.3%	81.5%
Current accident year combined ratio excluding CATs	82.1%	80.8%

North America Personal P&C Insurance
Net premiums written	$1,909	$1,814	5.3%
Combined ratio	60.3%	65.1%
Current accident year combined ratio excluding CATs	69.9%	72.1%

North America Agricultural Insurance
Net premiums written	$1,532	$1,458	5.1%
Combined ratio	89.3%	88.0%
Current accident year combined ratio excluding CATs	89.0%	89.7%

Overseas General Insurance
Net premiums written (increase of 5.2% in constant dollars)	$3,943	$3,695	6.7%
Commercial P&C	$2,248	$2,114	6.3%
Consumer P&C	$1,695	$1,581	7.2%
Combined ratio	86.4%	83.3%
Current accident year combined ratio excluding CATs	84.3%	84.4%

Global Reinsurance
Net premiums written	$287	$304	(5.6)%
Combined ratio	80.7%	77.4%
Current accident year combined ratio excluding CATs	78.7%	75.6%

Life Insurance
Net premiums written (increase of 3.7% in constant dollars)	$1,960	$1,932	1.4%
Net premiums written and deposits (increase of 17.7% in constant dollars)	$2,797	$2,428	15.2%
Segment income (increase of 14.7% in constant dollars)	$369	$332	11.4%

(1)	Relates to workers’ compensation annual payroll-related audit premium adjustments which are made in the third quarter every year, as previously disclosed were significantly larger in 2025.

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Chubb Limited News Release

●

North America Commercial P&C Insurance: The combined ratio increased 4.8 percentage points, including a 3.1 percentage point increase from higher CATs, a 1.0 percentage point increase in the underlying loss ratio and a 0.3 percentage point increase in the underlying expense ratio with acquisition ratio up, both driven by shift in mix of business, primarily due to reduction in property business.

●

North America Personal P&C Insurance: The combined ratio decreased 4.8 percentage points, including a 4.3 percentage point decrease from higher favorable prior period development (PPD) and a 2.2 percentage point decrease in the underlying loss ratio, partially offset by a 1.7 percentage point increase from higher CATs.

●

North America Agricultural Insurance: The combined ratio increased 1.3 percentage points, including a 1.9 percentage point increase from lower favorable PPD, partially offset by a 0.6 percentage point decrease in the underlying expense ratio.

●

Overseas General Insurance: The combined ratio increased 3.1 percentage points, including a 5.0 percentage point increase from higher CATs and a 1.0 percentage point increase in the underlying acquisition expense ratio, due to shift in the mix of business, offset by a 1.8 percentage point decrease from higher favorable PPD, and a 0.9 percentage point decrease in the underlying loss ratio.

●

Life Insurance: Net premiums written were $1.96 billion, up 1.4%, or 3.7% in constant dollars, with International Life of $1.60 billion, down 0.6%, or up 2.0% in constant dollars, reflecting an adverse impact of 8.8 percentage points in constant dollars, from a one-time large transaction in the prior year, and Chubb Benefits up 11.7%, or 12.1% in constant dollars. International life net premiums written and deposits collected were $2.44 billion, up 15.7%, or 18.6% in constant dollars. Life Segment income was $369 million, up 11.4%, or 14.7% in constant dollars, primarily reflecting growth in International Life of 7.0%, or 10.9% in constant dollars.

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Chubb Limited News Release

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2026, which is posted on Chubb’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 21, 2026, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, click here to register and receive dial-in numbers.

In this release, business activity for, and the financial position of, Chubb acquisitions are reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only Chubb’s ownership interest and exclude the non-controlling interest.

Segment income and core operating income for current and prior periods have been redefined to reflect the definition of segment income and core operating income adopted in Q3 2026, which excludes intangible amortization expenses related to purchased intangibles other than long-term distribution agreements. Refer to “Regulation G – Non-GAAP Financial Measures” below for more information.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 45,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Susan Spivak: (212) 827-4445; investorrelations@chubb.com

Media Contact

mediarelations@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of nil in Q3 2026 and $1 million in Q3 2025, and including investment income of $97 million and $127 million in Q3 2026 and Q3 2025, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $3 million and $7 million for the nine months ended September 30, 2026 and 2025, and the investment income from private equity partnerships was $343 million and $349 million for the nine months ended September 30, 2026 and 2025. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses and severance, amortization of fair value adjustments of acquired invested assets and long-term debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

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Chubb Limited News Release

References in this release to “current accident year” or “underlying” metrics exclude catastrophe losses and prior period development, unless stated otherwise.

Core operating income relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of adjusted net realized gains (losses), market risk benefits gains (losses), amortization of fair value adjustments, and other items described in this paragraph. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we believe that amortization of certain fair value adjustments arising from the application of acquisition method accounting to acquired businesses does not represent the associated true economic costs and also affects comparability of our operating results to peers. We therefore exclude amortization of fair value adjustments, which includes amortization expenses of fair value adjustments on purchased invested assets, long-term debt, and certain intangible assets acquired through business combinations (primarily agency distribution relationships and renewal rights); in contrast, amortization expenses associated with value of business acquired (VOBA) and unearned premium reserves (UPR) intangible assets are included in core operating income as they are generally comparable to underwriting expenses recognized by peers. We also exclude integration expenses, including legal and professional fees and all other costs directly related to acquisition integration activities, as well as severance expenses associated with transformation initiatives to enhance operational efficiency. These costs, as well as the amortization of fair value adjustments on purchased invested assets, long-term debt, and certain intangible assets acquired through business combinations, are not related to the ongoing activities of the individual segments and are therefore included in Corporate and excluded from our definition of segment income. We believe these integration expenses and severance are not indicative of our underlying profitability, and excluding these integration expenses and severance facilitates the comparison of our financial results to our historical operating results. Additionally, we exclude the amortization of the deferred tax asset related to the tax benefit from the Bermuda Economic Transition Adjustment, which we believe provides investors with a better view of our operating performance, enhances the understanding of the trends in the underlying business, improves comparability between periods and provides increased transparency. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a useful evaluation of our underwriting performance and enhances the understanding of the trends in our P&C business that may be obscured by these items.

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Chubb Limited News Release

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of Chubb’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of Chubb’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess Chubb’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means we include the net investing activities of these entities in our operating cash flows. Chubb has elected to remove the impact of net investing activities of consolidated investment companies from our operating cash flow as they may distort a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 27-33 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	12

Chubb Limited News Release

Chubb Limited
Summary Consolidated Balance Sheets
(in millions of U.S. dollars, except per share data)
(Unaudited)

	September 30 2026	December 31 2025
Assets
Investments	$172,507	$168,720
Cash and restricted cash	3,010	2,470

Total invested assets	175,517	171,190
Insurance and reinsurance balances receivable	18,188	15,944
Reinsurance recoverable on losses and loss expenses	20,611	20,338
Goodwill and other intangible assets ($26,021 and $25,775 represents Chubb portion as of 9/30/2026 and 12/31/2025, respectively)	26,665	26,448
Other assets	42,528	38,407

Total assets	$283,509	$272,327

Liabilities
Unpaid losses and loss expenses	$91,829	$88,018
Unearned premiums	28,608	26,279
Other liabilities	84,560	78,251

Total liabilities	204,997	192,548

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	82,710	78,732
Accumulated other comprehensive income (loss) (AOCI)	(9,483)	(4,975)

Chubb shareholders’ equity	73,227	73,757
Noncontrolling interests	5,285	6,022

Total shareholders’ equity	78,512	79,779

Total liabilities and shareholders’ equity	$283,509	$272,327

Book value per common share	$191.43	$188.59
Tangible book value per common share	$126.96	$126.22
Book value per common share, excl. AOCI	$216.22	$201.31
Tangible book value per common share, excl. AOCI	$150.70	$136.91

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	13

Chubb Limited News Release

Chubb Limited
Summary Consolidated Financial Data
(in millions of U.S. dollars, except share, per share data, and ratios)
(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2026	2025	2026	2025
Gross premiums written	$18,359	$18,069	$52,857	$50,450
Net premiums written	15,143	14,866	43,853	41,708
Net premiums earned	14,924	14,359	42,270	39,484
Losses and loss expenses	7,526	6,951	20,348	20,419
Policy benefits	1,477	1,372	4,877	4,005
Policy acquisition costs	2,739	2,563	7,967	7,291
Administrative expenses	1,126	1,138	3,443	3,343
Net investment income	1,791	1,648	5,260	4,777
Net realized gains (losses)	(455)	283	(700)	327
Market risk benefits gains (losses)	(65)	(142)	(46)	(251)
Interest expense	204	197	602	559
Other income (expense):
Gains (losses) from separate account assets	(24)	(9)	27	(31)
Other	388	52	694	812
Amortization of purchased intangibles	74	75	221	224
Integration expenses and severance	11	1	28	3
Income tax expense	666	787	2,054	1,825

Net income	$2,736	$3,107	$7,965	$7,449
Less: NCI income (loss)	(108)	306	(53)	349

Chubb net income	$2,844	$2,801	$8,018	$7,100

Diluted earnings per share:
Chubb net income	$7.30	$6.99	$20.46	$17.61
Core operating income	$7.66	$7.60	$21.94	$17.62
Weighted average shares outstanding	389.4	400.9	391.8	403.2

P&C combined ratio
Loss and loss expense ratio	58.7%	56.7%	57.1%	60.8%
Policy acquisition cost ratio	18.3%	17.7%	19.1%	18.5%
Administrative expense ratio	7.1%	7.4%	7.8%	8.0%

P&C combined ratio	84.1%	81.8%	84.0%	87.3%

P&C underwriting income	$2,061	$2,259	$5,790	$4,331

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	14